Exhibit 99.1
2010 ANNUAL LETTER TO SHAREHOLDERS

halo | COMPANIES

2010 ANNUAL LETTER TO SHAREHOLDERS

OTCBB: HALN

2010 Annual Letter to Shareholders
by Executive Committee of Halo Companies, Inc. (OTCBB: HALN)
May 5, 2010

Dear Fellow Shareholders:

With the completion and public filing of the 2009 year-end financials, we are pleased to report Halo Companies, Inc. has achieved key milestones essential to executing Halo’s aggressive business strategy. However, even though several of Halo’s verticals do thrive in a down economy, Halo, like many other companies, encountered its own economic hurdles in achieving its overall growth plan for 2009.

The most important achievement of 2009, was taking the company public through a triangular reverse merger; Halo Companies, Inc. currently trades on the Over-the-Counter Bulletin Board under the symbol “HALN”. In addition, though not exactly at the pace we had planned, Halo achieved this feat while producing an exceptional year in sales strengthening its position as a leader in the consumer financial services industry.

A contributing factor to Halo’s success can be attributed to the diligence with which we’ve continued to build the Halo brand, adding three new subsidiaries to our suite of consumer financial tools. The new additions are ones that we believe enhance shareholder value over the long term. While we did not anticipate these new subsidiaries to hit their stride until 2010, the companies contributed a great deal to Halo’s marketability and lead share generation.

The most significant trend we are seeing is a B2B market for Halo’s bundled services. Halo Portfolio Advisors, LLC was chartered in 2009 to meet this demand. Careful research and consideration to the needs of the market have laid the groundwork for what will become a catalyst to drive Halo Companies to the next level of growth.

Looking forward to the coming fiscal year, we see strong demand for our products and expect to grow revenue and profitability to levels which will demonstrate that Halo Companies is well positioned to thrive long term in the consumer financial services industry. But first let’s take a look at some of Halo’s accomplishments in 2009.

Cade Thompson Chairman & Chief Executive Officer Paul Williams Vice Chairman & Chief Financial Officer Tony Chron President & Director

Financial Accomplishments

Halo had a record year, achieving a total $9.1 million in revenue up 183% over 2008 and up 730% over 2006 total revenue. Although we took a loss overall of $1.8 million in 2009, $1.4 million of that loss is attributed to a one time soft cost (non-cash) expense due to stock option compensation expenses taken in Q3 at the time of the merger. On an adjusted EBITDA basis, after adding back in the paper loss and the non-recurring expenses for the public transaction, Halo’s net loss was only around $56 thousand.

A Year in Recognition

Halo was continually recognized in 2009 for its unprecedented growth and achievements. Inc. Magazine recognized Halo in their annual Inc. 500/5000 issue ranking the fastest growing private companies in America. Inc. Magazine ranked Halo Group, Inc. as 23rd in the financial services industry and 533rd overall out of 5000 named companies.

Halo’s Vice Chairman & Chief Financial Officer, Paul Williams was honored this year as the recipient of the CFO of the Year award by Dallas Business Journal in their annual award issued October 23rd. The honoree was chosen from 90 nominations received in North Texas. The panel of judges was comprised of prior winners of the award, Dallas CPA Society and Financial Executives International.

The SMU Cox School of Business honored Halo November 4th as the 45th fastest growing company in the Metroplex at a ceremony held to announce the recipients of the 2009 Dallas 100. The Dallas 100 is a prestigious list published annually by the SMU Cox School of Business that recognizes privately held companies that have experienced significant growth and success.

Capital One Bank honored Halo with the Celebration of Enterprise award. The award is designed to recognize entrepreneurial spirit and reward those who saw significant economic growth and overcame daunting obstacles to achieve that growth. Halo was selected as the winner of the $5 - $10 million category.

Comerica Bank honored Halo as the “Third Fastest Growing Company in Collin County” in the Comerica Bank Collin 60, June 2009. The Collin 60 includes some of the largest cities in North Texas including Frisco, Allen, McKinney, Plano, Richardson and others. Collin County is the fastest growing county in Texas, and is recognized as one of the top growth counties in the nation. With many businesses relocating to the area each month, we were very honored to win this award amongst such fierce competition.

Certifications and Regulations

Halo continues to stay ahead of the curve supporting regulation in the industry and pursuing certifications that set Halo apart from the competition. In 2009, Halo laid the foundation to achieve ISO 9001 :2008 Certification. In order to obtain certification, Halo spent six months designing and implementing a quality management system to regulate all operations of the company, culminating with on-site audits by BSI Group, a provider of independent third-party certifications of management systems. Halo began the application in accordance with their initiative to continue to set the highest standards in the industry and serve more consumers. Several key states have adopted strong debt settlement laws with increased consumer protections, such as the Uniform Debt Management Services Act (UDMSA). The tough statutory compliance and accreditation requirements exclude the majority of settlement companies from operating in those states. The ISO 9001 :2008 certification, however, meets the accreditation requirements of the UDMSA. By obtaining the ISO certification, Halo Debt Solutions, LLC will be able to operate in more states, increasing the number of consumers eligible for Halo's debt settlement program.

Officers of Halo support the legislative process by meeting regularly with legislators and lobbyists in Austin and elsewhere to assist in determining the regulatory needs of the industry. As a leader in the debt relief industry, Halo has a responsibility to help craft any legislation that may transpire, ensuring adequate consumer protections balanced by reasonable business regulations. Such regulations act to weed-out bad actors in the industry that do little to uphold a desirable reputation in the market place.

A Public Event

Providing an opportunity for investors to participate in an early stage of Halo’s growth and provide capital to accomplish our aggressive business plan is central to Halo’s overall growth strategy.

September 30, 2009 Halo Group, Inc. participated in a triangular reverse merger transaction with GVC Venture Corp. in New York. The transaction resulted in Halo shareholders with controlling interest in GVC Venture Corp., the new parent company of Halo and its eleven subsidiaries.

The first post event initiative was to issue a name and symbol change for the new parent company. Accordingly, on December 11th, the corporation issued an 8-K announcing the name change of the parent company from GVC Venture Corp. to Halo Companies, Inc. Subsequently to that action a new symbol was assigned to the company and Halo Companies, Inc. is now traded on the Over the Counter Bulletin Board under the symbol “HALN”.

New Launches in 2009

In 2009, Halo expanded its family of services to continue to meet a growing market demand. The first of these new additions is Halo Financial Services, LLC. As traditional debt relief programs are increasingly limited in the number of states in which it can operate, Halo developed an alternative model that will allow Halo to offer debt relief services to consumers in more states. Halo Financial Services offers financial education as well as an in-depth analysis that is designed to find the right debt resolution solution for each consumer. The model requires a minimal upfront fee and a small monthly service charge. A success fee is assessed only after the accounts have been settled and satisfied.

As Halo’s extensive client base continues to grow, so has its warm market. In 2009, Halo saw a need to provide these consumers with low cost insurance services. Halo now provides these services through Halo Choice Insurance Services, LLC. Halo Choice Insurance is currently licensed in Texas and has access to numerous insurance companies including, but not limited to, Travelers, State Auto and Hartford. Therefore, Halo is not limited to the product and service offerings of a single insurance underwriter, allowing Halo the ability to identify the lowest cost alternative for clients. Halo Choice Insurance offers Auto, Home, Commercial and various other insurance products to meet the needs of existing and potential clients. By adding a broad spectrum of insurance products to its current product offering, Halo can now position itself before tens of thousands of clients - clients who are already enrolled in products and services offered by other Halo subsidiaries - and who would welcome a value-added product offering from the company they already know and trust.

As previously mentioned, Halo sees its future growth in expanding to the business-to-business market. In today’s economy, lenders are experiencing an overflow of distressed assets. Halo Portfolio Advisors, LLC was designed to leverage the complete business-to-consumer suite of services to market turnkey solutions to lenders. Halo’s unique strategy deposits borrowers into an intelligent, results-driven process that establishes affordable, long-term mortgages while also achieving an improved return for lenders and investors, when compared to foreclosure. Halo Portfolio Advisors’ operational support services allow endless opportunities for strategic B2B relationships.

Looking Ahead

Halo Companies will continue to foster a growth culture with a clear vision for the future. This future predicts a profitable B2B business, as well as the emerging profitability from maturing verticals in origination services.

Along with these successes the company will continue to work to align our incentives with those of our shareholders. The company is now keenly focused on growth, open communication, and leadership by example, as it works diligently to expand its sales and deliver shareholder value.

Investing in our growth is a nominal expense to ensure that Halo is working to maximize the growth potential of this company. With our past accomplishments of benchmarking our goals, we have learned that extraordinary companies have extraordinary goals. The company is presently strong and the future indicates strong potential.

Additional growth capital will be sought during 2010 to achieve our long term growth and expansion goals. The capital will be raised in a series of transactions, which could include subordinated debt offerings and/or a private investment in public equity (PIPE).

Halo has started 2010 on solid footing by achieving many of its past goals. The executive committee would like to thank you, our shareholders, for your support and continued confidence in our management team and business model. We will continue to work to achieve our objectives and position the company for a strong finish in 2010, as well as a solid future for the years to come.

Warmest Regards,

Cade Thompson	Paul Williams	Tony Chron
Chairman &	Vice Chairman &	President &
Chief Executive Officer	Chief Financial Officer	Director